Exhibit 10.1

[FORM OF PERFORMANCE GRANT AGREEMENT]

Hooker Furniture Corporation
[20##] Performance Grant Agreement

THIS AGREEMENT, dated as of ______ (“Date of Grant”), between HOOKER FURNITURE CORPORATION, a Virginia corporation (the "Company") and _____________ ("Participant"), is made pursuant and subject to the provisions of the Hooker Furniture Corporation 2005 Stock Incentive Plan (the "Plan") to the extent provided below.

All capitalized terms used herein that are defined in the Plan have the same meaning given them in the Plan.  The Performance Grant will be administered by the Committee.

1.
Performance Grant.  The Participant is awarded a Performance Grant based on the terms of this Agreement.  The Performance Grant entitles the Participant to payment of an amount (the “Payment Amount”) based on the achievement by the Company of certain Performance Goals (described below and in the “Performance Matrix” as defined in paragraph 3(c)) as measured over the [three] fiscal-year period commencing _________ and ending on __________ (the “Performance Period”).  To be entitled to any payment under the Performance Grant, the Participant must execute this Agreement and return a fully executed copy of this Agreement to the Company within thirty (30) days of the Date of Grant, and all terms and conditions of this Performance Grant must have been satisfied.

2.	Determination of Payment Amount. A Participant’s Payment Amount under this Performance Grant shall be calculated according to the following formula:

Payment Amount = Target Amount x Actual Performance Goal Attainment Percentage

(a)           “Target Amount” means an amount equal to ___% of the Participant’s Base Salary (as defined in paragraph 3(d)).

(b)           “Actual Performance Goal Attainment Percentage” means the applicable percentage multiplier determined under the Performance Matrix based on the Company’s Cumulative EPS and Average Annual ROE for the Performance Period, as such terms are defined in paragraph 3 below.

No amount shall be payable unless the Cumulative EPS and Average Annual ROE for the Performance Period are each no less than the threshold targets set forth in the Performance Matrix (the “Threshold Targets”).  If the Cumulative EPS or the Average Annual ROE for the Performance Period exceed the maximum Performance Goals specified in the Performance Matrix, the Participant’s Payment Amount shall be determined based on the attainment of the maximum Performance Goal specified in the Performance Matrix.

3.	Performance Goals. The Company must achieve certain Performance Goals regarding Cumulative EPS and Average Annual ROE that are set forth in the Performance Matrix.

(a)           “Cumulative EPS” means the sum of the Company’s fully diluted aggregated operating earnings per share from continuing operations for each fiscal year that falls within the Performance Period.  Cumulative EPS shall be calculated according to Generally Accepted Accounting Principles and shall exclude the dilutive effects of any Performance Grants that are issued and outstanding.  Cumulative EPS shall be adjusted to eliminate the impact of significant share repurchase activity or significant acquisitions and divestitures of businesses that occur during the Performance Period.

(b)           “Average ROE” means the Company’s average annual return on shareholders’ equity from operating results for continuing operations for each fiscal year that falls within the Performance Period.  Average ROE shall be adjusted in the same manner as Cumulative EPS, as described above.

(c)           “Performance Matrix” means the matrix set forth in Appendix A to this Agreement, and shall be used to calculate the Participant’s Payment Amount following the conclusion of the Performance Period.

(d)           “Base Salary” means the annual salary payable to the Participant for the calendar year beginning _____________ without regard to any reductions for contributions to any Company benefit plans.

4.
Certification.  Subject to the other terms and conditions of this Agreement, the Payment Amount will be paid only if the Committee certifies in writing following the close of the Performance Period that (i) the Company has met or exceeded the Threshold Targets on the last day of the Performance Period (the “Maturity Date”); (ii) the level of performance so certified has been achieved; and (iii) any other material terms of the Agreement have been satisfied.  The date on which such certification occurs shall be known as the Certification Date.

5.
Payment Limitation.  The Payment Amount payable under this Performance Grant shall be subject to any limit on payment imposed under the terms of the Plan, and the Committee shall reduce the Payment Amount to the extent necessary to comply with any such limit.

6.
Time and Form of Payment.  Except as otherwise provided in paragraph 7 or paragraph 8 below, the Payment Amount will be paid in a single lump-sum within ninety (90) days following the Maturity Date.  Payment shall be made in cash, Company Stock or any combination thereof, as determined by the Committee in its sole discretion.  If the Committee determines that all or a portion of the Payment amount will be paid in the form of shares of Company Stock, the number of shares of Company Stock to be paid to a Participant will be determined by the following formula:

(Payment Amount – Portion of Payment Amount to be paid in cash)
_____________________________________________________

Fair Market Value of one share of Company Stock
on the Certification Date

7.
Death and Termination of Employment on Account of Disability.  If the Participant (i) dies, or (ii) is terminated by the Company on account of Disability, the Participant shall be deemed to continue in employment with the Company to the Maturity Date.  The Participant, or the Participant’s Beneficiary in the event of the Participant’s death, shall be entitled to receive a lump sum cash payment equal to the product of (a) and (b) where:

(a)           is the Payment Amount determined in accordance with the procedures set forth in paragraph 2 of this Performance Grant, and

(b)           is the fraction, the numerator of which is the number of complete calendar months from the Date of Grant to the date of death or termination due to Disability (as applicable), and the denominator of which is the number of complete calendar months in the Performance Period.

Payment under this paragraph 7 shall be made to the Participant or the Participant’s Beneficiary in the event of the Participant’s death, following the conclusion of the Performance Period at the time prescribed in paragraph 6 of this Performance Grant.

8.
Change in Control.  If a Change in Control occurs during the Performance Period and during the Post-Change Period (a) the Participant’s employment is terminated by the Company for any reason other than for Cause, or (b) the Participant terminates employment with the Company for Good Reason, the Participant shall receive a lump sum cash payment equal to the Target Amount within 45 days of the date of the Participant’s termination of employment.

For purposes of this Performance Grant, the “Post-Change Period” is the period that begins on the date of the Change in Control and which ends on the earlier of (x) the Maturity Date or (y) the first anniversary of the date of the Change in Control.

“Good Reason” means termination of employment by the Participant after the occurrence of any of the following events without his or her consent, unless such occurrence has not resulted in a material negative change (within the meaning of Section 1.409A-1(n)(2)(i) of the Treasury Regulations or any successor provision) to the Participant in his or her service relationship with the Company:

I.	a material diminution in the Participant’s base compensation;
II.	a material diminution in the Participant’s authority, duties, or responsibilities;
III.
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board;

IV.	a material diminution in the budget over which the Participant retains authority;
V.	a material change in the geographic location at which the Participant must perform his or her duties; and
VI.	any other action or inaction that constitutes a material breach by the Company under the Participant’s employment agreement with the Company, if any.

Additionally, Good Reason shall not exist unless the Participant provides notice to the Company of the existence of the condition described in clauses (I) through (VI) above within 90 days of the initial existence of the condition and such condition is not remedied within 30 days following receipt of such notice.

“Cause” means (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this paragraph 8, the term “Company” shall mean the Company as defined above and any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

9.	Terms and Conditions.

a.
Forfeiture.  Except as provided in paragraphs 7 or 8 of this Agreement, the Participant's rights in the Performance Grant shall be forfeited if the Participant’s employment with the Company (or a subsidiary or affiliate) terminates before the end of the Performance Period.

b.	Nontransferability. No rights in the Performance Grant are transferable.

c.
No Right to Continued Employment.  This Performance Grant does not confer upon the Participant any right with respect to continuance of employment by the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate the Participant's employment at any time.  The Committee reserves the right to reduce the amount paid to a Participant below the calculated amount earned under this Performance Grant or pay no amount at all to the Participant.  Under no circumstance shall the Committee take any action that has the effect of increasing the amount paid to a Participant above the calculated amount earned under this Performance Grant.

d.	Tax Withholding. The Company will withhold from any payment the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold on the payment.

e.
Payment Delay for Specified Employees.  Notwithstanding anything in the Plan or Performance Grant to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations and other guidance thereunder, no payment may be made by reason of the Participant’s termination of employment before the date which is 6 months after the date of such Participant’s termination of employment (or, if earlier, the date of the Participant’s death). Upon the expiration of the six-month deferral period referred to in the preceding sentence or the Participant’s death, all payments deferred pursuant to this paragraph shall be paid to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) in a lump sum.  No interest shall be paid on the amounts for which payment is delayed pursuant to this provision. The determination of whether a Participant is a “specified employee” for this purpose shall be made by the Committee in accordance with Section 409A of the Code and Treasury Regulations thereunder and shall be conclusive and binding.

f.
Compliance with Section 409A of the Code.  It is intended that this Performance Grant comply with Section 409A of the Code and Treasury Regulations thereunder, and other guidance and transition rules issued thereunder, and this Performance Grant shall be interpreted and operated consistently with that intent. If the Committee shall determine that any provisions of this Performance Grant do not comply with the requirements of Section 409A of the Code, the Committee shall have the authority to amend this Performance Grant to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A. The Committee shall also have the express discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Section 409A.  No Participant shall be permitted, and the Committee shall not have any discretion, to accelerate the timing or schedule of any benefit payment under this Performance Grant, except as specifically provided herein or as may be permitted pursuant Code Section 409A and the Treasury Regulations thereunder. A Participant shall be deemed to have terminated from employment for purposes of this Performance Grant if, and only if, the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulations thereunder.

g.
Application of Code Section 162(m). It is intended that any payments under this Performance Grant to a Participant who is a “covered employee” constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and the rulings and regulations promulgated thereunder.  To the maximum extent possible, this Performance Grant and the Plan shall be interpreted and construed consistent with this paragraph 9(g).

h.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

i.
Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date of the Performance Grant and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date of the Performance Grant, as it may be amended from time to time.

j.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

k.
Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

l.
Death Beneficiary.  The Participant’s “Beneficiary” for purposes of this Agreement shall be the Participant’s spouse at the time of the Participant’s death, or such other person or entity as the Participant may designate in writing on a form acceptable to the Committee.

ACCEPTED AND AGREED,

PARTICIPANT
_____________________________
[NAME]

APPENDIX A

Performance Matrix

Cumulative EPS and Average Annual ROE for the Performance Period Commencing [DATE] and Ending [DATE]

Cumulative EPS	Performance Goal Attainment Percentage
	Column 1	Column 2	Column 3	Column 4	Column 5
≥ $#.##	100%	110%	130%	140%	150%
≥ $#.##	85%	95%	115%	125%	135%
≥ $#.##	70%	80%	100%	110%	120%
≥ $#.##	60%	70%	90%	100%	110%
≥ $#.##	50%	60%	80%	90%	100%
	≥ ##.#%	≥ ##.#%	≥ ##.#%	≥ ##.#%	≥ ##.#%	Avg. Annual ROE

This Performance Matrix will be used to calculate the Actual Performance Goal Attainment Percentage as described in the Interpolation Procedures set forth below.

Interpolation Procedure

A Participant’s Performance Goal Attainment Percentage shall be calculated according to the procedure set forth herein.

Step 1: Calculate the Actual Average ROE Amount and Actual Cumulative EPS Amount.

Step 2: Using the Actual Average ROE Amount, determine the column (i.e. column 1 through 5) in which to interpolate the Participant’s Performance Goal Attainment Percentage.

Step 3: Interpolate the Participant’s Performance Goal Attainment Percentage according the formula below.

Lower Cumulative EPS Threshold Performance Goal Attainment Percentage

+

(((Actual EPS Amount – Lower EPS Amount) / (Upper EPS Threshold – Lower EPS Threshold)) x Difference in the corresponding Performance Goal Attainment Percentages)

Step 4: The result of the formula set forth in Step 3 above will equal the Participant’s Actual Performance Goal Attainment Percentage.

Definitions

For purposes of calculating the Actual Performance Goal Attainment Percentage, the following terms have the meanings ascribed to them below

•	“Actual Average ROE Amount” means the actual Average Annual ROE achieved by the Company for the Performance Period set forth at the top of this Appendix A.
•	“Actual Cumulative EPS Amount” means the actual cumulative EPS achieved by the Company during the Performance Period set forth at the top of this Appendix A.
•	“Lower EPS Threshold” means the closest cumulative EPS threshold on the y-axis of the Performance Matrix that is less than the Actual Cumulative EPS Amount.
•	“Upper EPS Threshold” means the closest EPS threshold on the y-axis of the Performance Matrix that is greater than the Actual Cumulative EPS Amount.

Example

The following example demonstrates the methodology in which to implement the Interpolation Procedure described above.

Step 1:
•	Actual Average ROE Amount = ##.#%
•	Actual Cumulative EPS Amount = $#.##

Step2: Column 3 will be used to interpolate the Actual Performance Goal Attainment Percentage.

Step 3:  #.##% + (((#.## – #.##) / (#.## – #.##)) x (###% – ###%))

Step 4: Actual Performance Goal Attainment Percentage = ###.##%